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                                    EXHIBIT 99.1

   Timothy M. Scannell
   Senior Vice President
   (219) 465-6627

                                                                    May 17, 1996

                  INDIANA FEDERAL CORPORATION FORMS NEW SUBSIDIARY
                    OFFERING FULL INVESTMENT BROKERAGE SERVICES


         Valparaiso, Indiana - In a move to further expand the spectrum of financial services it offers its clients, Indiana Federal Corporation (the "Corporation") announces the formation of IFB Investment Services, Inc., a subsidiary specializing in financial advise and planning, portfolio management, stocks, bonds and other investment products. This new organization will provide locally-based and managed brokerage services which replaces the Corporation's alliance with out-of-state, third party broker/dealers.
         The concept continues the Corporation's commitment to offering personalized service to its clients. "Our goal was always to make our third-party broker relationship transparent to our customers, and we were successful in that endeavor," said Timothy Scannell, Senior Vice President. "But in a fast-paced world of technological change, we need to be able to react quickly to these changes for our clients. Therefore, having control over the information and the processes gives us the advantage we need to better serve those people who have entrusted their investments with us."
         Scannell also points out that with IFB Investment Services, Inc., the general public, as well as current Indiana Federal customers, can obtain professional, objective investment advise, carefully researched investment recommendations and a wide variety of investment options.
         Maintaining continuity for clients was one of the key goals in the subsidiary's formation. "This is a one-on-one, person-to-person business. Our customers have built long-standing relationships with our representatives, so we've kept those key personnel in place," Scannell said. "Current customers will still be able to sit down with the same registered representative and get personalized investment advice."
         The timing of the IFB Investment Services launch was predicated on

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   having the right team in place, according to Donald A. Lesch, Chairman of
   Indiana Federal Corporation. "Regardless of the financial service or product we offer, we succeed by building trust, by performing well and by serving our customer beyond their expectations," he said. "So it was imperative that we pull together a team of real professionals who not only have experience and savvy in the marketplace, but who also know, understand and are committed to their responsibility to customer service. I think we have that team, and we're very excited about the potential of this important segment of our market."
         The creation of IFB Investment Services, Inc. is the second major strategic extension of the Corporation's financial services this year. It follows Indiana Federal's February 1996 acquisition of one-third ownership in Forrest Holdings, Inc., a multi-faceted leasing company located in Oak Brook, Illinois. Lesch emphasizes that more strategic alliances such as these are in the works.
         "In today's dynamic financial world, diversification of products, services and markets is key to growth," Lesch said. "IFB Investment Services, Inc. is another piece that fits perfectly into the Corporation's mission and goal of building shareholder value by creating greater customer value."
         Indiana Federal Corporation shares are traded on the Nasdaq National Market under the symbol "IFSL."

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